Exhibit 10.13
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
This First Amendment (the “Amendment”) to the Employment Agreement effective January 1, 2017 (the “Employment Agreement”)(the “Agreement”) by and between Everi Payments Inc., a Delaware corporation (the “Company”) and wholly owned subsidiary of Everi Holdings Inc., a Delaware corporation (“Everi Holdings”), and Dean A. Ehrlich (the “Executive”) is made as of April 1, 2020 (the “Effective Date”).
R E C I T A L S
A.The Company desires to amend the Agreement on the terms and conditions set forth in this Amendment and Executive is willing to continue employment on the terms and conditions set forth in this Amendment.

B.The Company and Executive (together, the “Parties”) wish to enter into the Amendment.

AMENDMENT

NOW, THEREFORE, based on the foregoing recitals and in consideration of the commitments set forth below, the Parties agree as follows:

1. Definitions and Interpretation. Except as otherwise provided herein, capitalized terms used in this Amendment shall have the definitions set forth in the Agreement amended hereby.

2.Terms of the Agreement. Except as expressly modified hereby, all terms, conditions and provisions of the Agreement shall continue in full force and effect.

3.Conflicting Terms. In the event of any inconsistency or conflict between the Agreement and this Amendment, or the applicable form of agreement of any Equity Awards, including the Restricted Stock Agreement, and this Amendment, the terms and conditions of this Amendment shall govern and control.
4.Entire Agreement. This Amendment and the Agreement constitute the entire and exclusive agreement between the Parties with respect to the subject matter hereof. All previous discussions and agreements with respect to the subject matter are superseded by the Agreement and this Amendment. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

5.Amendments.

a.Section 1.1: The each instance of the phrase “Chief Executive Officer” is hereby deleted in their entirety and replaced by the phrase ”President and Chief Operating Officer” in each and every instance it occurs in Section 1.1 to the first sentence of Section 2.5, such that the amended sentence reads as follows:
“The Company hereby employs Executive to render services to the Company in the position of Executive Vice President and Games Business Unit Leader, reporting directly to the President & Chief

Operating Officer of the Company. The Company’s employment of Executive hereunder is contingent upon Executive successfully completing a background investigation. The duties of this position shall include such duties and responsibilities as are reasonably assigned to Executive by the President & Chief Operating Officer, including, but not limited to, managing profitability of the Games business unit which includes leading product management, product innovation, operations and sales support and managing business risk and protecting Company assets, as well as any other such duties and responsibilities as are customarily performed by persons holding similar positions at similarly situated corporations. Executive agrees to serve in a similar capacity for the benefit of Everi Holdings and any of Everi Holdings’ direct or indirect, wholly-owned or partially-owned subsidiaries or Everi Holdings’ affiliates. Additionally, Executive shall serve in such other capacity or capacities as the President & Chief Operating Officer may from time to time reasonably and lawfully prescribe. Executive shall be deemed an “Executive Officer” for purposes of indemnification by the Company pursuant to Article XI of the Company’s bylaws.”

b.Section 1.3: Section 1.3 is hereby deleted in its entirety and replaced by the following:
“Location. Executive’s principal place of employment shall be at the direction of the Company, either Austin, Texas or Chicago, Illinois; provided however that, in the event that Renewal Terms have been renewed such that Executive continues to be employed by the Company as of January 1, 2021, on or before December 31, 2021 Executive shall relocate to Company’s corporate headquarters, which is in Las Vegas, Nevada, for which the Company shall provide reasonable relocation expenses.
c.Section 2.1: The phrase “$400,000” is hereby deleted and the phrase “Four Hundred Twenty-five Thousand United States Dollars and 00/100 (US$425,000.00)” hereby is inserted in its entirety into the first sentence of Section 2.1, such that the amended sentence reads as follows:
“In consideration of the services to be rendered under this Agreement, while employed by the Company, the Company shall pay Executive an annual base salary (“Base Salary”), less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions, payable in regular periodic payments in accordance with Company payroll policy, at the rate of Four Hundred Twenty-five Thousand United States Dollars and 00/100 (US$425,000.00) per year. Such Base Salary shall be prorated for any partial month of employment on the basis of a 30-day fiscal month. Such Base Salary shall be subject to annual review by the compensation committee of the Board of Directors of Everi Holdings (the “Compensation Committee”).”
d.Section 2.2: Section 2.2 is deleted in its entirety and replaced by the following:
“Bonus. For each full fiscal year of Executive’s employment with the Company, Executive shall be eligible for an annual discretionary bonus (the “Cash Bonus”) with a target amount equal to seventy-five percent (75%) of Executive’s then current base salary (the “Target Percentage”), which Target Bonus will be calculated on a pro rata basis for any partial year based on applicable Base Salary(ies) in effect during the relevant periods. The actual amount of any such Cash Bonus for the applicable calendar year will be established by the Compensation Committee based on the measurement of certain performance criteria or goals (the “Bonus Metrics”) established for the applicable calendar year by the Compensation Committee prior to or as soon as practicable after the commencement of such calendar year, but in no event later than March 31 of the applicable calendar year, and set forth in a written plan (“Annual Bonus Plan”). If the Compensation Committee determines that the applicable Bonus Metrics have been achieved at or above a “threshold” level with respect to the applicable performance year, then, based on the level of such achievement, the Executive shall be entitled to receive payment of the applicable Cash Bonus (which may be less than, equal to, or greater than the Target Percentage based on the level of performance achieved and the terms of the Annual Bonus Plan). If the Committee determines that the applicable Bonus Metrics have not been achieved at a “threshold” level with respect to the applicable performance year, then no Cash Bonus under the Annual Bonus Plan shall be due and payable to the Executive for such year. Except as provided otherwise in this Agreement, Executive shall only be eligible to receive a Cash Bonus for a calendar year if Executive is employed on the last day of such calendar year. Any Cash Bonus awarded for a calendar year, if any, shall be paid in cash when other senior executives of the Company are paid, and, in any event, on or before March 31st of the calendar year subsequent to the calendar year in which the Cash Bonus is earned.”
e.Section 2.4: The phrase “in a quantity and” is hereby deleted and the phrase “and Chief Operating Officer” hereby is inserted in its entirety into the first sentence of Section 2.4, such that the amended sentence reads as follows:
“Executive will be eligible to receive restricted stock, restricted stock units, performance awards, stock options or other equity awards with a frequency substantially similar to those regularly awarded to other members of the Company’s senior executive management, other than the Chief Executive Officer and or Chief Operating Officer, (each, an “Equity Award”) under the applicable equity incentive plan of Everi Holdings as then in effect (the “Plan”), as determined by the Compensation Committee.”

f.Section 2.5: The language of Section 2.5 is hereby deleted in its entirety and replaced by “[INTENTIONALLY OMITTED]”.

g.Section 3: Section 3 is hereby deleted in its entirety and replaced by the following:
“The term of the Agreement shall be one (1) year from the Effective Date (the “Initial Term”). The Company shall give written notice of intent to renew, or not renew, the Agreement ninety (90) days prior to the expiration of the Initial Term. In the event that Company fails to give written notice of intent not to renew as provided above, the Agreement shall renew for successive one-year terms (each, a “Renewal Term”) until terminated by either party upon giving ninety (90) days’ written notice prior to the end of a Renewal Term. The Initial Term and any subsequent Renewal Term, taking into account any early termination of employment pursuant to Section 4, are referred to collectively as the “Term.”
h.Section 4.3.4: The phrase “twelve months” is hereby deleted in its entirety from the first sentence of Section 4.3.4 and replaced with the phrase “eighteen (18) months”, such that the amended sentence reads as follows:
“The Company shall, following the Executive’s timely election, provide the Executive with continued coverage under the Company’s group health insurance plans as then in effect in accordance with the provisions of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and any state law equivalent (“COBRA”), at no cost to Executive, for a period of time equal to the eighteen (18) months following the date of termination of Executive’s employment; provided however that, in the event that Executive secures alternate employment which offers health care coverage during this 18-month period, the Company’s obligations under this section will cease.”

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first set forth above.

EVERI PAYMENTS INC.		EXECUTIVE

By:	/s/ Michael D. Rumbolz	/s/ Dean A. Ehrlich
	Michael D. Rumbolz	Dean A. Ehrlich
Chief Executive Officer